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                                                                   EXHIBIT 10.22

                              SEPARATION AGREEMENT
                           AND MUTUAL GENERAL RELEASE


This Separation Agreement and Mutual General Release ("Agreement") is made and entered into as of the 26th day of January, 2000, at Seattle, Washington by and among SHURGARD STORAGE CENTERS, INC., a Washington corporation ("Shurgard"), on the one hand; and MICHAEL ROWE, an individual ("Rowe") and TINA ROWE, an individual, on the other hand.


                                 R E C I T A L S


A. Rowe has been employed by Shurgard or its predecessor from October 1, 1982 through the present, most recently as Executive Vice President and Chief Operating Officer and as an officer and director of various affiliates and subsidiaries of Shurgard.


B. Shurgard and Rowe have determined that Rowe will end his employment as an officer of Shurgard, and as an officer and/or director of Shurgard's subsidiaries and affiliates effective January 27, 2000.


C. Rowe and Shurgard desire to determine their respective rights, benefits, duties and obligations, and therefore enter into this Agreement upon the terms and conditions hereinafter set forth.


NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and agreements herein contained, the parties hereto agree as follows:


                                A G R E E M E N T


1. Payments to Rowe. Commencing January 28, 2000 or such other date as the parties may agree (the "Commencement Date"), Shurgard shall pay Rowe (i) salary continuation benefits equal to his 1999 base salary ($240,000.00) in equal bi-weekly monthly payments for twelve (12) months, each installment to be paid on Shurgard's regular payroll dates, and (ii) an amount necessary for Rowe to continue medical benefits for himself and his dependents on the same basis as Rowe currently receives such benefits as of the date of execution of this Agreement in accordance with COBRA. All payments made under this Section 1 shall be subject to ordinary withholding and payroll taxes. In the event that Rowe accepts employment with an employer offering medical benefits substantially similar to those he currently receives at Shurgard, Shurgard may discontinue the COBRA payments following Rowe's enrollment in such benefit program. Rowe will cease to accrue vacation, sick leave or other paid leave benefits as of January 27, 2000.


2. Benefits. In addition to the compensation described above, Rowe shall be entitled to the following additional benefits:


                (a) Rowe shall be eligible to participate in Shurgard's bonus program for calendar year 1999 as approved by Shurgard's Board of Directors, to be paid in accordance with standard company procedures. Rowe shall also be entitled to any vested benefits under Shurgard's 401(k) plan and ESOP plan contributed to and/or earned in 1999, to be distributed to Rowe in accordance with standard company procedure for departing employees.


                (b) Rowe shall be eligible for performance awards under Shurgard's 1995 Long-Term Incentive Compensation Plan based on Shurgard's



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business results for the measurement period commencing January 1, 1997 and ending December 31, 1999, to be paid in accordance with standard company procedures.


                (c) Rowe will be reimbursed the balance of his community-giving fund established by him, which balance is approximately $6,500.00.


                (d) The post-termination exercise period of all of Rowe's nonqualified stock options which have vested as of the Commencement Date will be extended to January 27, 2001, unless the options by their respective terms expire sooner. In the event Rowe wishes to sell more than 15,000 shares of Shurgard stock at one time, Rowe agrees to cooperate with Shurgard in the orderly disposition of such shares.


                (e) Rowe will be entitled to reimbursement for outplacement services to be given by Lee Hecht Harrison or other provider reasonably acceptable to Shurgard, up to a maximum of $11,000.00.


3. Status of Other Agreements. Rowe shall be entitled to his proportional share of the remaining proceeds to be distributed from Shurgard Institutional I and II in accordance with his status as a shareholder of Shurgard. The provisions of this Agreement shall supercede the Senior Management Business Combination Agreement previously entered into between Rowe and Shurgard.


4. Change of Control. In the event of a "change of control," as defined below,
(i) all payments pursuant to Section 1 of this Agreement shall immediately become due and payable, and (ii) the noncompetition provisions of Paragraph 8 below shall be deemed void. For purposes of this Agreement, "change of control" shall mean (i) the sale of fifty percent (50%) or more of the common stock or assets of Shurgard by any party not approved by the Board of Directors of Shurgard, or (ii) during any twelve (12) month period, the replacement of more than half of the incumbent Board members with people nominated other than by the incumbent Board.


5. General Release of Shurgard. Except for the obligations set forth herein and any obligation to indemnify Rowe imposed by operation of law or provided in Shurgard's Certificate of Incorporation or Bylaws, Rowe and Tina Rowe hereby acknowledge full and complete satisfaction of and do hereby release and fully discharge Shurgard, its predecessor, successor, parent, subsidiary and affiliated entities, past and present as well as its partners, officers, directors, shareholders, agents, servants, employees, representatives, attorneys, heirs, successors and assigns, past and present, and each of them (collectively referred to as the "Shurgard Releasees"), from any and all claims, demands, and causes of action of every kind and nature (including, without limitation, claims for damages, costs, expenses, loss of services, loss of consortium, and attorneys' and accountants' fees and expenses), whether known or unknown, suspected or unsuspected, which Rowe and Tina Rowe now owns or holds or at any time heretofore has owned or held against the Shurgard Releasees, or any of them, arising out of, resulting from, or in any way related to any transaction, agreement, occurrence, act, or omission whatsoever occurring, existing, or omitted at any time before the date hereof, including, without limiting the generality of the foregoing, such claims, demands, and causes of action:


                (a) Arising out of or in any way connected with Rowe's employment by Shurgard.


                (b) Arising out of any federal, state or other government statute or ordinance, including without limitation, Title VII of the Civil



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Discrimination in Employment Act of 1967 (29 U.S.C. Section 21 et seq.), the
California Fair Employment and Housing Act, or any other legal limitation on the employment relationship.


6. Review and Revocation Period; Effective Date. Shurgard and Rowe agree that Rowe shall have twenty-one (21) days to review this Agreement and consult legal counsel if he so chooses, during which time the proposed terms of this Agreement shall not be amended, modified or revoked by Shurgard. Rowe may revoke this Agreement if he so chooses by providing notice of his decision to revoke the Agreement to Shurgard within seven days following the date he signs this Agreement. This Agreement shall become effective and enforceable upon expiration of such seven (7)-day revocation period. Rowe acknowledges and agrees that the compensation and benefits he is receiving pursuant to this Agreement is greater than the compensation and benefits to which he would otherwise have been entitled to upon termination of his employment with Shurgard.


7. General Release of Rowe. Except for the obligations set forth herein, any claims for willful misconduct or fraud, and any loans or borrowings by Rowe from any deferred compensation plan or agreement, Shurgard for itself and for its subsidiaries and affiliate corporations hereby acknowledges full and complete satisfaction of and does hereby release and fully discharge Rowe, his agents, servants, employees, representatives, attorneys, heirs, successors and assigns, past and present, and each of them (collectively referred to as the "Rowe Releasees"), from any and all claims, demands, and causes of action of every kind and nature (including, without limitation, claims for damages, costs, expenses, loss of services, and attorneys' and accountants' fees and expenses), whether known or unknown, suspected or unsuspected, which Shurgard or its subsidiary or affiliate corporations now own or hold or at any time heretofore has owned or held against the Rowe Releasees, or any of them, arising out of, resulting from, or in any way related to any transaction, agreement, occurrence, act, or omission whatsoever occurring, existing, or omitted at any time before the date hereof, including, without limiting the generality of the foregoing, such claims, demands, and causes of action arising out of or in any way connected with Rowe's employment by Shurgard.


8. Noncompetition.


                (a) As used herein, the term "Competitive Activity" shall mean any participation in, assistance of business from, engagement in business with, or assistance, promotion or organization of, any person, partnership, corporation, firm, association or other business organization, entity or enterprise by Rowe (other than the Company) which, directly or indirectly, is engaged in, or hereinafter engages in the acquisition, development, and/or operation of self storage facilities, containerized or other portable storage activities (other than ownership not to exceed two percent in any publicly traded company).


                (b) During the period commencing on January 28, 2000 and ending on the later of (i) the termination of this Agreement, or (ii) January 27, 2001, Rowe shall not engage in any Competitive Activity in (i) any of the metropolitan statistical areas listed on Exhibit "A" attached to this Agreement and hereby incorporated by reference, or (ii) any of the following countries: (A) Belgium;
(B) Canada; (C) Denmark; (D) Finland; (E) France; (F) Germany; (G) Italy; (H) Norway; (I) Spain; (J) Sweden, (K) Switzerland, and (L) the United Kingdom.


                (c) Solicitation of Customers. During the period commencing on the execution of this Agreement and ending on the later of (i) the termination of this Agreement, or (ii) January 27, 2001, Rowe shall not directly or indirectly, either for his own benefit or purposes or for the benefit or purposes of any other person, solicit, call on, interfere with, accept any



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business from, attempt to divert or entice away any person or firm who was or is a customer of the Company, if such business involves the development, operation, and/or disposition of self storage facilities.


                (d) Solicitation of Employees. During the period commencing on the execution of this Agreement and ending on the later of (i) the termination of this Agreement, or (ii) January 27, 2001, Rowe shall not directly or indirectly, employ or offer to employ, call on, solicit, interfere with, attempt to direct or entice away any current employee or independent contractor of the Company in any capacity if that person possesses or has knowledge of any trade secrets.


                (e) Trade Secrets. Rowe shall not, without the prior written consent of the Company, except as may be required by law, governmental rules and regulations or litigation between the parties, disclose or use, in any way, any confidential business or technical information or trade secret of the Company, whether or not conceived of or prepared by Rowe (the "Trade Secrets"), including without limitation any information concerning any procedures, operations, investments, techniques, data, compilations of information, records, financing, costs, employees, purchasing, accounting, marketing, merchandising, sales, customers, salaries, pricing, profits, plans for future development, and the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and all other information which is related to any service or business of the Company; all of which Trade Secrets are the exclusive and valuable property of the Company.


                (f) Injunctive Relief. Rowe hereby acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the foregoing provisions and, accordingly, that the Company, without being required to post any bond, shall be entitled to
(i) discontinue any severance and/or benefit payments due to Rowe; and (ii) temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions. This provision with respect to injunctive relief shall not, however, diminish the Company's right to claim and recover damages. Notwithstanding the foregoing, the Company agrees that in the event that Rowe engages in the development, operation and/or disposition of self storage facilities, containerized or other portable storage activities in violation of subsection (a) above, and further providing that Rowe has not violated any other subsection of this Section 8, and is not otherwise in default of this Agreement, the Company's remedy for such violation shall be limited to (i) immediate discontinuance of any further severance and/or benefit payments in excess of three (3) months' worth of severance and/or benefit payments which Rowe shall be entitled to retain, due to Rowe, and recovery of any severance and/or benefits paid to Rowe from the commencement date of such violation, and (ii) in the event that such a breach occurs after April 3, 2000, Rowe shall no longer be entitled to exercise any vested but unexercised stock options.


9. Consultation With Counsel. Each party hereto acknowledges and represents that he or it has consulted with legal counsel before effecting this settlement and executing this Agreement and that he or it understands its meaning, including the release of any claims under the Age Discrimination in Employment Act of 1967 (20 U.S.C. Section 21, et. seq.), and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to the release of unknown and unsuspected claims, demands, and causes of action.

10. No Admissions. This Agreement is part of the compromise and settlement of contested claims. No action taken by the parties hereto, either previously or in connection with the compromise reflected in this Agreement, shall be deemed or construed to be an admission of the truth or falsity of any matter pertaining to any claim, demand, or cause of action referred to herein or relating to the subject matter of this Agreement, or any acknowledgment by them, or any of them, of any fault or liability to any party hereto or to any other person in connection with any matter or thing.




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11. Non-Disparagement. Rowe shall not disparage or negatively criticize
Shurgard, its management, its products, or any of its employees to any other person in any manner whatsoever. Shurgard shall not disparage or negatively criticize Rowe in any manner whatsoever.


12. No Assignments. Each party hereto represents and warrants to each other party hereto, and each of them, that no portion of any claim, demand, cause of action, or other matter released herein, nor any portion of any recovery or settlement to which one party might be entitled from another party, has been assigned or transferred to any other person or entity, either directly or by way of subrogation or operation of law. Each party hereby agrees to indemnify, defend, and hold harmless each other party, and each of them, from all loss, cost, claim, or expense (including, but not limited to, all expenses of investigation and defense of any such claim or action, including reasonable attorneys' and accountants' fees and expenses) arising out of any claim made or action instituted by any person or entity who claims to be the beneficiary of such assignment or transfer, and to pay and satisfy any judgment resulting from or any settlement of any such claim or action.

13. Governing Law. This Agreement and its terms and conditions shall be governed by the laws and construed solely in accordance with the laws of the of State of Washington.


14. Failure or Delay Not a Waiver. No failure or delay on the part of any party to exercise any right hereunder, nor any other indulgence of such party, shall operate as a waiver of any other rights hereunder, nor shall any single exercise by any party of any right hereunder preclude any other or further exercise thereof. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.


15. No Representations. Each party hereto acknowledges that he or it has relied wholly upon his or its own judgment, belief and knowledge of the existence, nature and extent of each claim, demand, or cause of action that he or it may have against another which is hereby released and that he or it has not been influenced to any extent in entering into this Agreement by any representations or statements regarding any such claim, demand, or cause of action made by any other party hereto. Each party acknowledges that he or it is executing and delivering this Agreement after having received from legal counsel of his or its own choosing legal advice as to her or its rights hereunder and the legal effect hereof.


16. Attorneys' Fees and Costs. In the event any litigation, arbitration or other proceeding is brought for the interpretation or enforcement of this Agreement, or because of an alleged dispute, default, misrepresentation, or breach arising out of or relating to any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, costs, and expenses actually incurred in connection therewith, in addition to any other relief to which she, it, or they may be entitled.


17. Integration. This Agreement constitutes the entire understanding between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto pertaining to the subject matter hereof.


18. Amendments. No changes in, additions to, or modifications of this Agreement shall be valid unless set forth in writing executed by all parties hereto.


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19. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective parties and their heirs, executors, administrators, agents, representatives, successors, and assigns.


20. Additional Documents. The parties hereto agree to execute such additional documents and perform such further acts as may be reasonably necessary to effectuate the purpose of this Agreement.


21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


22. Headings. The Headings in this Agreement are for convenience or reference only, and shall not limit or otherwise affect the meaning hereof.


23. Authority to Execute. Each individual signing this Agreement, and any other documents executed in connection with this Agreement, whether signed individually or on behalf of any person or entity, warrants and represents that he or he has full authority to so execute the Agreement on behalf of the parties on whose behalf he so signs. Each separately acknowledges and represents that this representation and warranty is an essential and material provision of this Agreement and shall survive execution of this Agreement. Shurgard represents and warrants that it has the authority and capacity to perform each of its obligations under this Agreement or that it will cause such obligation to be fulfilled.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.


                                             SHURGARD STORAGE CENTERS, INC.
                                             a Washington corporation


                                             By:  /s/ Charles K. Barbo
                                                --------------------------------


                                                Name: Charles K. Barbo


                                                Its: Chairman & CEO


                                                Date Signed:   1/26/2000




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                                             /s/ Michael Rowe
                                             -----------------------------------

                                                MICHAEL ROWE


                                             Date Signed: 1/26/2000





                                             /s/  Tina Rowe
                                             -----------------------------------

                                             TINA ROWE


                                             Date Signed: 1/26/2000



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